Exhibit 10.2

STOCK ASSIGNMENT

FOR VALUE RECEIVED, Horvath Holdings, LLC, a Michigan limited liability company (“Seller”) hereby sells, assigns and transfers unto Keith Bullard’s Auto Liquidation Center, Inc., a Pennsylvania corporation (the “Corporation”), 500 shares of the Corporation’s Class A non-voting common stock and 1 share of the Company’s Class B voting common stock, standing in the name of Seller or Seller’s predecessor-in-interest, American Dealer Enterprise Group, L.L.C., on the books of the Corporation, represented by Certificates Nos. 1 and 3 herewith and does hereby irrevocably constitute and appoint any of the Corporation’s duly authorized officers or agents to transfer said Shares on the books of the Corporation with full power of substitution in the premises.

Dated: May 11, 2007

/s/ Mark R. Horvath
Horvath Holdings, LLC
By: Mark R. Horvath
Its: Manager